UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. _____)
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ARGAN, INC.

(Name of Registrant as Specified In Its Charter)

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One Church Street
Suite 201
Rockville, MD 20850
301-315-0027
fax 301-315-0064
www.arganinc.com
May 7, 2010
Dear Fellow Argan, Inc. Stockholder:
You are cordially invited to attend our 2010 Annual Meeting of Stockholders to be held on Wednesday, June 23, 2010, at 11 a.m. local time at the offices of Allen & Company LLC located at 711 Fifth Avenue, 9th Floor, New York, New York 10022. The matters to be acted upon at the meeting are described in detail in the accompanying notice of annual meeting of stockholders and proxy statement.
We are pleased to be using the Securities and Exchange Commission rule that allows companies to furnish proxy materials to their stockholders primarily over the Internet. We believe that this process should expedite stockholders’ receipt of proxy materials, lower the costs of the annual meeting and also help to conserve natural resources by reducing the use of paper. On or about May 10, 2010, we will mail our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our 2010 Proxy Statement and 2010 Annual Report and vote online. The Notice also includes instructions on how to receive a paper copy of the proxy materials, including the notice of annual meeting, proxy statement, annual report and proxy card.
Whether or not you plan to attend the meeting, your vote is important and we encourage you to review our proxy materials and promptly cast your vote using the instructions provided in the Notice. You may vote your shares over the Internet or via a toll-free telephone number. Alternatively, if you requested or received a paper copy of the proxy materials by mail, you may vote over the Internet, you may vote by telephone, or you may sign, date and mail the proxy card in the envelope provided. Instructions regarding the three methods of voting are contained in the Notice and proxy card.
As described in the accompanying proxy statement, the Company’s Board of Directors has approved the matters included in the proposals presented there, and believes that they are fair to, and in the best interests of, the Company’s stockholders. Thank you for your continued support of Argan, Inc.
I look forward to seeing you on June 23rd.

Very truly yours,

/s/ Rainer H. Bosselmann Rainer H. Bosselmann Chief Executive Officer
If you plan to attend the 2010 Annual Meeting on June 23, 2010, as a courtesy to the building management at 711 Fifth Avenue, we request that you call, fax or email your intentions so that we can notify the front desk of your attendance. Please notify Sherolyn Nanson by phone at 301-315-0027, by fax at 301-315-0064, or by email at ssnanson@arganinc.com.

Argan, Inc.
One Church Street, Suite 201
Rockville, Maryland 20850
Notice of
Annual Meeting of Stockholders
to Be Held Wednesday, June 23, 2010
To Our Stockholders:
Our 2010 Annual Meeting of Stockholders (the “Annual Meeting”) will be held on June 23, 2010 at 11:00 a.m., local time, at the offices of Allen & Company LLC located at 711 Fifth Avenue, 9th Floor, New York, New York 10022.
At the Annual Meeting you will be asked to consider and vote upon the following matters:
1. The election of eight directors to our Board of Directors, each to serve until our 2011 Annual Meeting of Stockholders and until his/her successor has been elected and qualified or until his/her earlier resignation, death or removal.
2. The ratification of the appointment of Grant Thornton LLP as our independent registered public accountants for the fiscal year ending January 31, 2011.
3. To transact any other business that may properly come before the 2010 Annual Meeting of Stockholders or any adjournment or postponement of the meeting.
These items of business are more fully described in the accompanying proxy statement. Only stockholders of record at the close of business on April 27, 2010 are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting.
Your vote is important. Whether or not you plan to attend the Annual Meeting in person, please cast your vote via either the Internet, telephone or mail before the Annual Meeting so that your shares will be represented at the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ Arthur F. Trudel Arthur F. Trudel Corporate Secretary
Rockville, Maryland
May 7, 2010

Argan, Inc.
One Church Street, Suite 201
Rockville, Maryland 20850
Proxy Statement
May 7, 2010
The accompanying proxy is solicited on behalf of the Board of Directors of Argan, Inc., a Delaware corporation (referred to herein as “Argan” or the “Company”), for use at the 2010 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on June 23, 2010, at 11:00 a.m., local time, at the offices of Allen & Company LLC located at 711 Fifth Avenue, 9th Floor, New York, New York 10022. This Proxy Statement and the accompanying proxy card are being mailed starting on or about May 10, 2010 to stockholders of record on April 27, 2010. Our Annual Report on Form 10-K for the fiscal year ended January 31, 2010 is enclosed with this Proxy Statement.
At the Annual Meeting, stockholders will be asked to consider and vote upon two proposals: (1) the election of eight directors to serve until the 2011 Annual Meeting of Stockholders (the “Election of Directors”) and (2) the ratification of the appointment of the Company’s independent registered public accountants (the “Ratification of Accountants”).
If a proxy is properly executed and returned to the Company via either the Internet, telephone or mail in time for the Annual Meeting and is not revoked prior to the time it is exercised, the shares represented by the proxy will be voted in accordance with the directions specified therein for the matters listed on the proxy card. Unless the proxy specifies that it is to be voted against or is an abstention on a listed matter, proxies will be voted “FOR” each of the two proposals set forth above and otherwise in the discretion of the proxy holders as to any other matter that may come before the Annual Meeting.
INFORMATION CONCERNING VOTING AND PROXY SOLICITATION
Internet Availability of Proxy Materials
As permitted by Securities and Exchange Commission rules, we are making this proxy statement and our annual report available to our stockholders primarily via the Internet, rather than mailing printed copies of these materials to each stockholder. We believe that this process will expedite stockholders’ receipt of proxy materials, lower the costs of the Annual Meeting and help to conserve natural resources. On or about May 10, 2010, we will begin mailing to each stockholder (other than those who previously requested electronic delivery of all materials or previously elected to receive delivery of a paper copy of the proxy materials) a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access and review the proxy materials, including our proxy statement and our annual report, on the Internet and how to access an electronic proxy card to vote on the Internet or by telephone. The Notice will also contain instructions on how to receive a paper copy of the proxy materials. If you receive a Notice by mail, you will not receive a printed copy of the proxy materials unless you request one. If you receive a Notice by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice.
If the shares you own are held in “street name” by a bank or brokerage firm, your bank or brokerage firm may provide you with a Notice. Follow the instructions on that Notice to access our proxy materials and vote online, or to request a paper copy of our proxy materials. If you received these materials in paper form, the materials include a voting instruction card so you can instruct your broker, bank or other holder of record how to vote your shares.

Voting
Each stockholder is entitled to one vote for each share of Argan, Inc. common stock (“Common Stock”) that the stockholder owns as of April 27, 2010 with respect to all matters presented at the Annual Meeting. Stockholders do not have the right to cumulate their votes in the election of directors.
Record Date
Only stockholders of record at the close of business (5:00 p.m. Eastern Daylight Time) on April 27, 2010 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof. Stockholders of record will be entitled to one vote for each share of Common Stock held. For information regarding holders of more than 5% of the outstanding Common Stock, see “Principal Stockholders.”
Outstanding Shares
At the close of business on the Record Date, April 27, 2010, there were 13,590,727 shares of Common Stock outstanding. The closing price of our Common Stock on the Record Date, as reported by NYSE Amex, was $10.67 per share.
Quorum; Effect of Abstentions and “Broker Non-Votes”
A majority of the shares of Common Stock outstanding on the Record Date, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.
If stockholders indicate on their proxy card that they wish to abstain from voting, including brokers holding their customers’ shares of record who cause abstentions to be recorded, these shares are considered present and entitled to vote at the Annual Meeting. These shares will count toward determining whether or not a quorum is present. However, these shares will not be taken into account in determining the outcome of any of the proposals.
If a stockholder does not give a proxy to his/her broker with instructions as to how to vote the shares, the broker has authority under New York Stock Exchange rules to vote those shares for or against “routine” matters, such as the ratification of Grant Thornton LLP as our independent registered public accountants. Brokers cannot vote on their customers’ behalf on “non-routine” proposals. These rules apply to us notwithstanding the fact that shares of our Common Stock are traded on the NYSE Amex market. If a broker votes shares that are unvoted by its customers for or against “routine” proposals, these shares are counted for the purpose of establishing a quorum and will also be counted for the purpose of determining the outcome of such “routine” proposals.
The New York Stock Exchange rules no longer grant brokers discretionary authority to vote in the election of directors. Therefore, if you hold your shares of Common Stock in street name and do not provide voting instructions to your broker, your shares will not be voted in the election of directors. We urge you to promptly provide voting instructions to your broker to ensure that your shares are voted in the election of directors. Please follow the instructions set forth in the Notice.
The effect of abstentions (i.e. if you or your broker mark “ABSTAIN” on a proxy card) and broker non-votes on the counting of votes for each proposal is described below. Broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (1) the broker holding shares in street name for the beneficial owner thereof does not receive voting instructions from the beneficial owner, and (2) the broker lacks discretionary authority to vote the shares. Banks and brokers cannot vote on their clients’ behalf on “non-routine” proposals. For the purpose of determining whether stockholders have approved a matter, abstentions are treated as shares present or represented and voting. Broker non-votes are not counted or deemed to be present or represented for the purpose of determining whether stockholders have approved a matter.

Voting Rights; Required Vote
Holders of Common Stock are entitled to one vote for each share held as of the Record Date. The votes required to approve each proposal are as follows:
• Election of Directors. Directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote in the election of directors. Abstentions and broker non-votes are not taken into account in determining the outcome of the election of directors.
• Ratification of Accountants. Approval of this proposal requires the affirmative vote by holders of at least a majority of the shares of Common Stock who attend the Annual Meeting in person, or are represented at the Annual Meeting by proxy. Abstentions will have the effect of a vote against this proposal, while broker non-votes will not be taken into account in determining the outcome of the vote on this proposal.
Accordingly, abstentions, broker non-votes or the failure to either return a proxy or to attend the Annual Meeting will be deemed to be the related stockholder not voting on the Election of Directors and the Ratification of Accountants.
The Named Executive Officers and the Directors of the Company will vote the shares of Common Stock beneficially owned or controlled by them (representing approximately 24.14% of the shares of Common Stock issued and outstanding as of January 31, 2010) in favor of each of the proposals discussed above.
You may revoke your proxy at any time before it is voted by delivering written notice of revocation to the Corporate Secretary at Argan, Inc., One Church Street, Suite 201, Rockville, Maryland 20850, by executing and delivering a subsequently dated proxy, or by attending the Annual Meeting and voting in person. Proxies solicited by the Board of Directors of the Company will be voted in accordance with the directions given therein. Unless so revoked, the shares represented by such proxies will be voted at the Annual Meeting and all adjournments thereof. Where no instructions are indicated, proxies will be voted in accordance with the recommendations of the Board of Directors with respect to the proposals described herein.
A quorum of stockholders is necessary to take action at the Annual Meeting. The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock of the Company entitled to vote at the meeting will constitute a quorum. Votes cast by proxy or in person at the meeting will be tabulated by the inspector of elections appointed for the Annual Meeting and will be counted as present for purposes of determining whether a quorum is present. The inspector of elections will treat broker non-votes as present and entitled to vote for purposes of determining whether a quorum is present.
Voting of Proxies
If you complete and return a proxy pursuant to the appropriate instructions, it will be voted in accordance with the specifications made on the proxy card. If no specification is made on a submitted proxy, the shares represented by the proxy will be voted “FOR” each proposal, including “FOR” the election to the Board of each of the nominees named on the proxy card, and “FOR” any other matter that may be properly brought before the Annual Meeting. If you attend the Annual Meeting, you may also vote in person, and any previously submitted votes will be superseded by the vote you cast in person at the Annual Meeting.
Adjournment of Meeting
If a quorum is not present to transact business at the Annual Meeting or if we do not receive sufficient votes in favor of the proposals by the date of the Annual Meeting, the persons named as proxies may propose one or more adjournments of the meeting to permit solicitation of proxies. Any adjournment would require the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting.

Expenses of Soliciting Proxies
The expenses of solicitation, including the cost of printing and mailing, will be paid by the Company. After the original mailing of the proxy materials, we and/or our agents may also solicit proxies by mail, telephone, telegraph, facsimile, e-mail or in person. After the original mailing of the proxy cards and other soliciting materials, we will request that brokers, custodians, nominees and other record holders of our Common Stock forward copies of the proxy cards and other soliciting materials to persons for whom they hold shares and request authority for the exercise of proxies. The Company may reimburse brokers, nominees and other fiduciaries for their reasonable expenses in forwarding proxy materials to beneficial owners.
Revocability of Proxies
Any person submitting a proxy via the Internet, telephone or mail has the power to revoke it at any time before it is voted. A proxy may be revoked by submitting a properly completed proxy with a later date, by delivering a written notice of revocation to Continental Stock Transfer & Trust Company (our stock transfer agent) at 17 Battery Place, New York, New York 10004 or to the Corporate Secretary at Argan, Inc., One Church Street, Suite 201, Rockville, Maryland 20850, or by attending the Annual Meeting and voting in person. The mere presence at the Annual Meeting of a stockholder who has previously appointed a proxy will not revoke the appointment. Please note, however, that if a stockholder’s shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the meeting, the stockholder must bring to the Annual Meeting a letter from the broker, bank or other nominee confirming the stockholder’s beneficial ownership of the Common Stock and that the broker, bank or other nominee is not voting the shares at the Annual Meeting.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
The directors of the Company are elected annually and hold office until the next annual meeting of stockholders and until their successors have been elected and shall have been qualified. Vacancies and newly-created directorships resulting from any increase in the number of authorized directors may be filled by a majority vote of the directors then in office.
At the Annual Meeting, stockholders of the Company are being asked to elect eight directors, all of whom currently serve in that capacity. Unless a stockholder withholds authority, the holders of proxies representing shares of Common Stock will vote “FOR” the election of each of the nominees listed below.
Proxies cannot be voted for a greater number of persons than the number of nominees named. If any nominee for any reason is unable to serve or for good cause will not serve, the proxies may be voted for such substitute nominee as the proxy holder may determine. We are not aware of any nominee who will be unable to or for good cause will not serve as a director. However, if a nominee shall be unavailable for any reason, then the proxies may be voted for the election of such person as may be recommended by the Board of Directors.
Directors/Nominees
The names of the nominees, their ages as of April 30, 2010, and certain information about them are set forth below:

Name	Age	Position
Rainer H. Bosselmann	67	Chairman of the Board
Henry A. Crumpton	53	Director
Cynthia A. Flanders	55	Director
DeSoto S. Jordan	65	Director
William F. Leimkuhler	58	Director
Daniel A. Levinson	49	Director
W.G. Champion Mitchell	63	Director
James W. Quinn	52	Director
Rainer H. Bosselmann. Mr. Bosselmann has been a Director and Chairman of the Board of Directors since May 2003 and Chief Executive Officer since October 2003. Mr. Bosselmann was a Director and Vice Chairman of the Board from January 2003 to May 2003. Mr. Bosselmann was Chairman of the Board, Chief Executive Officer and a Director of Arguss Communications, Inc. (“Arguss”), a telecommunications infrastructure company listed on the New York Stock Exchange, from 1996 through 2002 and President of Arguss from 1997 through 2002. Since 1996, Mr. Bosselmann has served as a principal with Holding Capital Group, Inc., a firm engaged in mid-market acquisitions and investments. From 1991 through 1995, Mr. Bosselmann served as Vice Chairman of the Board and President of Jupiter National, Inc. (“Jupiter National”), a business development company listed on the American Stock Exchange. Mr. Bosselmann currently serves as a director of Midasco LLC and The Roberts Company which are companies controlled by Main Street Resources.
Mr. Bosselmann’s long tenure as CEO and Chairman positions him to contribute to the Board his extensive knowledge of the Company, its history and development, and to provide critical Board continuity. As CEO of Arguss and then the Company, he has developed substantial expertise in managing public companies with diverse and remotely-located business operations, and in identifying, executing and integrating acquisitions. He possesses the leadership skills that are important to the Board and the Company.
Henry A. Crumpton. Ambassador Crumpton has been a Director of the Company since February 2008. Ambassador Crumpton has been President of the Crumpton Group since February 2007. He was Ambassador-at-Large for Counterterrorism at the United States Department of State from August 2005 to February 2007. Ambassador Crumpton was Chief of the National Resources Division at the Central Intelligence Agency from 2003 to August 2005.

Ambassador Crumpton’s distinguished career as a senior official for a variety of federal agencies in various positions has provided him with extensive experience in executive management. He has demonstrated success in assembling teams of diverse, high-level individuals and in directing their efforts to achieve specific objectives. In addition, the Board values his expertise and experience with the development, coordination and implementation of important organizational policies.
Cynthia A. Flanders. Ms. Flanders was appointed to the Board of Directors in April 2009. In 2009, she also founded Skipjack Partners LLC, a woman-owned consultancy that advises entrepreneurs and businesses on issues of capital, strategy, organization and management. From 1975 through 2009, Ms. Flanders held a series of positions of increasing responsibility with Bank of America and its predecessor organizations (the “Bank”). Ultimately, she served as the Global Commercial Banking Executive for the Bank’s Mid-Atlantic region overseeing eight commercial banking markets and over 80 client teams delivering a full array of financial services to over 6,000 small, middle market and micro cap clients in South/Central New Jersey, Pennsylvania, Delaware, Maryland, Virginia and the District of Columbia. From 2000 to 2008, as a Commercial Market Executive, Ms. Flanders led twelve client management teams covering middle market clients and prospects throughout Maryland and the Washington, DC metropolitan area. In addition to spending over 20 years in commercial banking, Ms. Flanders also worked in the consumer banking, operations and finance organizations of the Bank. She is a FINRA Registered Principal with various securities licenses.
The Company was fortunate to add Ms. Flanders to the Board last year. With her long career at the Bank, she brings to the Board and the Company considerable experience in executive management and strategic planning, as well as expertise in financial analysis and capital structuring. Her many years of lending to businesses in the mid-Atlantic region have provided her with a unique understanding of our business and the construction industry. In addition, she represents an important resource for consultation regarding general commercial banking matters and issues specifically related to the Bank.
DeSoto S. Jordan. Mr. Jordan has been a Director of the Company since May 2003. Mr. Jordan has been Chairman of Afton Holdings, LLC, a private equity firm, since 2000. Mr. Jordan was a co-founder of Perot Systems Corporation (“Perot”) and served as an officer from 1988 to 1999 and as a Director from February 2004 to the time of its acquisition in 2009. Mr. Jordan was a Director of Arguss from 1999 through 2002.
Mr. Jordan has been a long-time and trusted source of business advice to the Company’s senior executives as a member of the Company’s Board as well as the board of directors of Arguss. He is richly experienced in both executive management and board service. His experience gained as a member of both the compensation committee and the nominating and governance committee for the board of directors of Perot is particularly valued by our Board, and makes him well-qualified to serve as the chair of the Board’s Compensation Committee.
William F. Leimkuhler. Mr. Leimkuhler has been a Director since June 2007. He has been General Counsel and Director of Business Development of Paice Corporation, a privately held developer of hybrid electric powertrains, since 1999. From 1994 through 1999, he held various positions with Allen & Company LLC, a New York investment banking firm, initially serving as the firm’s General Counsel. Prior to that, Mr. Leimkuhler was a corporate partner with the New York law firm of Werbel & Carnelutti (now Heller Ehrman White & McAuliffe). Mr. Leimkuhler is a Director of Speedus Corp. (NASDAQ: SPDE), Integral Systems, Inc. (NASDAQ: ISYS) and U.S. Neurosurgical, Inc. (OTCBB: USNU), and also serves on the Board of a number of privately held companies.
The experience that Mr. Leimkuhler has developed as a legal executive with an investment banking firm, a securities law firm partner and a board member for other public companies makes him a valuable member of our Board, and a well-qualified Audit Committee chairman. He is a respected source of legal guidance to the members of the executive management team and the members of the Board and provides special insight to them on matters relating to financial reporting and corporate governance requirements.

Daniel A. Levinson. Mr. Levinson has been a Director of the Company since May 2003. In 1997, Mr. Levinson founded Main Street Resources, a niche sponsor of private equity transactions, and has been its managing partner. Since 1998, Mr. Levinson has been President of MSR Advisors, Inc. From 1988 to 1997, Mr. Levinson was one of the principals of Holding Capital Group. Mr. Levinson was also a Director of Arguss from 2000 through 2002.
As a member of the boards of Arguss and the Company, Mr. Levinson has been a valuable and long-time source of advice and counsel to our Chief Executive Officer on general business issues and on a wide variety of financial matters as well as strategic planning and the evaluation of potential acquisition targets. He also contributes to the Board his considerable financial acumen, business analytical skills and experiences gained from active involvement in the oversight of each of the companies included in his firm’s portfolio.
W.G. Champion Mitchell. Mr. Mitchell has been a Director of the Company since October 2003. From January 2003 until June 2008, Mr. Mitchell was Chairman of the Board and Chief Executive Officer of Network Solutions, Inc. which is engaged in the creation, marketing and management of digital identity and web presence products. From August 2001 to 2003, Mr. Mitchell was Executive Vice President and General Manager, Mass Markets Division, of VeriSign Inc. which is a provider of critical Internet infrastructure services. From May 1999 to March 2000, Mr. Mitchell was Chairman, President and Chief Executive Officer of Convergence Equipment Company, a telephony switch manufacturer.
Mr. Mitchell brings to the Board business leadership skills honed as a former chief executive officer for a series of companies. This background makes him a valuable source of advice and consultation for the management team and the other members of the Board as the Company addresses the contemporary issues facing public companies today. His experience provides him with substantial insight into management, operational and financial matters, and knowledge of market conditions and trends.
James W. Quinn. Mr. Quinn has been a Director of the Company since May 2003. Mr. Quinn is currently a Managing Director of Allen & Company LLC (“Allen”), an investment banking firm. Since 1982, Mr. Quinn has served in various capacities at Allen and its affiliates, including head of the Corporate Syndicate Department and Chief Financial Officer. Mr. Quinn served as a Director of Arguss from 1999 through 2002.
Mr. Quinn’s experience with financial and investment banking matters at Allen and his terms of service on the boards of the Company and Arguss make him a valued member of our Board and chair of the Board’s Nominating Committee. His many years of experience allow him to counsel the Board on matters such as mergers and acquisitions, capital structure, financings and strategic planning and to provide insightful views on public company reporting matters and general business trends.
Composition of Board of Directors
The number of directors which shall constitute the whole Board of Directors shall be not less than four or more than ten. The eight current directors will stand for re-election at the Annual Meeting as described in this proxy statement.
Director Attendance at the Annual Meeting
Although the Company does not have a formal policy with respect to the attendance of members of our Board of Directors at annual meetings, the Company strongly encourages directors to attend the annual meeting. All but one of our directors attended last year’s annual meeting, and we expect that all of our directors will attend this year’s Annual Meeting.
Board of Directors Meetings and Committees
During the fiscal year ended January 31, 2010, the Board of Directors met four (4) times, including telephone conference meetings, and acted by unanimous written consent on two (2) other occasions. No director attended fewer than 75% of the aggregate number of meetings of the Board of Directors and meetings held by all committees of the Board on which the director served during the fiscal year.

The Board has four standing committees: the Executive Committee, the Audit Committee, the Compensation Committee, and the Nominating Committee. The functions of each of these committees and their members are specified below. The latter three committees operate under written charters approved by the Board of Directors, which are available on our website at www.arganinc.com.
The Executive Committee is comprised of Messrs. Bosselmann (who is the chairman of this committee), Jordan and Levinson. The Executive Committee, which held no meetings during fiscal year ended January 31, 2010, is authorized to exercise the general powers of the Board of Directors managing the business and affairs of the Company between meetings.
The members of the other three committees are identified in the following table.

	Audit	Compensation	Nominating
Director	Committee	Committee	Committee

Henry A. Crumpton	Member
Cynthia A. Flanders	Member
DeSoto S. Jordan	Member	Chairman	Member
William F. Leimkuhler	Chairman	Member
Daniel A. Levinson
W.G. Champion Mitchell			Member
James W. Quinn		Member	Chairman
The Board has determined that the following members of the Board are independent directors, as such term is defined in Section 803 of the NYSE Amex Company Guide: Messrs. Jordan, Leimkuhler, Mitchell, Quinn, Ambassador Crumpton and Ms. Flanders. The independent directors may meet from time to time in executive session without the other members.
Audit Committee. During the fiscal year ended January 31, 2010, the Audit Committee met six (6) times, including telephone conference meetings. The written charter of the Audit Committee was adopted in October 2003. The members of the Audit Committee are all independent directors under applicable SEC and stock exchange rules. In addition, the Board of Directors has determined that at least one of the independent directors serving on the Audit Committee, Mr. Leimkuhler, is an audit committee financial expert, as that term has been defined by SEC rules. Mr. Mitchell served as a member of the Audit Committee from December 7, 2007 to June 6, 2008.
The Audit Committee assists the full Board of Directors in its oversight of our financial accounting, reporting and internal controls by meeting with members of management and our independent registered public accountants. The Audit Committee has the responsibility to review our annual audited financial statements, and meets with management and the independent accountants at the end of each quarter to review the quarterly financial results. In addition, this group considers and approves the employment of, and approves the fee arrangements with, independent accountants for audit and other functions. The Audit Committee reviews our accounting policies and internal controls.
Compensation Committee. During the fiscal year ended January 31, 2010, the Compensation Committee held multiple telephone discussions, primarily to review the performance of the Company’s Chief Executive and Chief Financial Officers. The members of the Compensation Committee are independent directors under applicable stock exchange rules. No member of the Compensation Committee was an officer or employee of the Company during the fiscal year ended January 31, 2010. The written charter for the Compensation Committee was adopted in April 2004.

The Compensation Committee is responsible for implementing and reviewing executive compensation plans, policies and programs in an effort to ensure the attraction and retention of executive officers in a reasonable and cost-effective manner, to motivate their performance in the achievement of the Company’s business objectives and to align the interests of executive officers with the long-term interests of the Company’s stockholders. To that end, it is the responsibility of the Compensation Committee to develop and approve periodically a general compensation plan and salary structure for executive officers of the Company which considers business and financial objectives, industry and market pay practices and/or such other information as may be deemed appropriate. It is the responsibility of the Compensation Committee to review and recommend for approval by the independent directors of the full Board of Directors the compensation (salary, bonus and other compensation) of the Chief Executive Officer of the Company, to review and approve the compensation (salary, bonus and other compensation) of the other executive officers of the Company, and to review and approve perquisites offered to executive officers of the Company. The Compensation Committee shall also review and approve corporate goals and objectives relevant to the compensation of executive officers of the Company, evaluate performance in light of the goals and objectives, and review and approve all employment, retention and severance agreements for executive officers of the Company. The Compensation Committee acts on behalf of the Board of Directors in administering compensation plans approved by the Board and/or the stockholders of the Company (including the Company’s 2001 Stock Option Plan) in a manner consistent with the terms of such plans, reviews and makes recommendations to the Board of Directors with respect to new compensation, incentive and equity-based plans, and reviews and makes recommendations to the Board on changes in major benefit programs for executive officers of the Company. The Compensation Committee also reviews the management succession program for the Chief Executive Officer and selected executive officers of the Company.
Nominating Committee. The written charter of the Nominating Committee was adopted in April 2004. The Nominating Committee is responsible for identifying individuals qualified to become members of the Board of Directors, and recommending to the Board of Directors the persons to be nominated by the Board for election as directors at the annual meeting of stockholders and the persons to be elected by the Board of Directors to fill any vacancies on the Board. Each member of the Nominating Committee participated in the evaluation processes which resulted in its recommendation to the Board of Directors that Ms. Flanders be appointed. She was recommended to the Nominating Committee by Mr. Bosselmann, the Chairman of the Board of Directors and Chief Executive Officer.
The Board of Directors believes that the Board, as a whole, should include individuals with a diverse range of experience to give the Board both depth and breadth in the mix of skills represented for the benefit of our stockholders. To that end, the Board endeavors to include in its overall composition an array of targeted skills that complement one another rather than requiring each director to possess the same skills, perspective and interests. Accordingly, the Nominating Committee and the full Board consider the qualifications of directors and director nominees both individually and in the broader context of the Board’s overall composition and the Company’s current and future needs.
The Nominating Committee considers the gender and ethnic diversity of the Board of Directors and uses certain other selection criteria as a guide in its selection process including the following: (i) nominees should have a reputation for integrity, honesty and adherence to high ethical standards; (ii) nominees should have demonstrated business acumen, experience and ability to exercise sound judgments in matters that relate to the current and long-term objectives of the Company and should be willing and able to contribute positively to the decision-making process of the Company; (iii) nominees should have a commitment to understand the Company and its industry and to regularly attend and participate in meetings of the Board of Directors and its committees; (iv) nominees should have the interest and ability to understand the sometimes conflicting interests of the various constituencies of the Company, which include stockholders, employees, customers, governmental units, creditors and the general public, and to act in the interests of all stockholders; and (v) nominees should not have, or appear to have, a conflict of interest that would impair the nominee’s ability to represent the interests of all the Company’s stockholders and to fulfill the responsibilities of a director. Nominees shall not be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability or any other basis proscribed by law. The Nominating Committee is also responsible for reviewing with the Board of Directors, on an annual basis, the requisite skills and criteria for new Board members as well as the composition of the Board as a whole.

The Nominating Committee will consider nominees for the Board of Directors recommended by stockholders. Nominations by stockholders must be in writing, must include the full name of the proposed nominee, a brief description of the proposed nominee’s business experience for at least the previous five years, and a representation that the nominating stockholder is a beneficial or record owner of the Company’s common stock. Any such submission must also be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as director if elected. The Nominating Committee is required to review the qualifications and backgrounds of all directors and nominees (without regard to whether a nominee has been recommended by stockholders), as well as the overall composition of the Board of Directors. Nominations must be delivered to the following address:
Nominating Committee
Argan, Inc.
c/o Corporate Secretary
One Church Street, Suite 201
Rockville, Maryland 20850
Board Leadership and Risk Oversight
Mr. Bosselmann, the Company’s Chief Executive Officer, currently serves as the Chairman of our Board of Directors. None of the other seven members of the Board are members of management, and six of these members are considered to be independent based on our Board’s consideration of our independence standards and the applicable New York Stock Exchange independence standards. The Board believes that its current leadership structure provides independent Board leadership and engagement while also deriving the benefit of having our Chief Executive Officer serve as Chairman of the Board. The Board has determined that Mr. Bosselmann, the individual with primary responsibility for managing the Company’s day-to-day operations, is best positioned to chair regular Board meetings and to lead and facilitate discussions of key business and strategic issues. The Board has not designated a lead independent director.
The Board periodically reviews the structure of the Board. As set forth in the Company’s bylaws, the Board is empowered to choose any one of its members (and not just the Chief Executive Officer) as Chairman of the Board. The Board believes that the Company has in place corporate best practices to ensure that the Company maintains a strong and independent Board, the highest standards of corporate governance and the continued accountability of the Chief Executive Officer to the Board. This structure is evidenced by the composition of the current Board of Directors and its Audit, Compensation and Nominating Committees.
All of the members of such committees are independent directors. Consequently, independent directors directly oversee critical matters such as the remuneration policy for executive officers, succession planning, our corporate governance guidelines, policies and practices, the director nomination process, our corporate finance strategies and initiatives, and the integrity of our financial statements and internal controls over financial reporting.
One of the Board’s key functions is oversight of our risk management process. The Board administers its oversight function directly through the Board as a whole, which has the ultimate oversight responsibility for the risk management process, as well as through the standing Audit, Compensation and Nominating Committees that address risks inherent in their respective areas of oversight.
Our Audit Committee considers and discusses our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment, risk management and our insurance program is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of the internal assessments of our system of internal control over financial reporting and the audits conducted by our independent registered public accountants. The whole Board monitors the effectiveness of our corporate codes of conduct and ethics, including whether they are successful in preventing wrongful conduct, and risks associated with the independence of the Board, potential conflicts of interest and succession planning. The Compensation Committee administers our stock option plan, and reviews and recommends the salaries and bonuses paid to the executive officers while assessing whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. The entire Board approves the salary and bonus amounts paid to executive officers and approves all stock option awards. Senior management reports on enterprise risks issues, including operational, financial, legal and regulatory, and strategic and reputation risks, to the appropriate committee or the full Board.

The entire Board and the committees receive reports on areas of material risk and, for each committee, the committee’s area of oversight, from senior management, our internal audit firm, our independent registered public accountants, outside counsel, and other members of management and professional advisors. When one of the committees receives any such report, the chairman of the committee reports on the discussion to the full Board of Directors at the next Board meeting. This process enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.
Compensation of Directors
Each non-employee director of the Company receives an annual fee of $20,000, plus $300 for each formal meeting attended. Members of the Audit Committee receive an additional annual fee of $5,000. Directors are reimbursed for reasonable expenses actually incurred in connection with attending each formal meeting of the Board of Directors or any committee thereof. Directors are also eligible for the award of options to purchase shares of our Common Stock. The following table summarizes the fees and other compensation for the non-employee members of our Board of Directors for the fiscal years ended January 31, 2010, 2009 and 2008:

			Stock
	Fiscal		Option	All Other	Total
Name	Year	Fees	Awards(1)	Compensation	Compensation

Henry A. Crumpton(2)	2010	$27,700	$35,850	$—	$63,550
	2009	25,250	96,300	—	121,550

Cynthia A. Flanders(3)	2010	$20,550	$157,650	$—	$178,200

DeSoto S. Jordan	2010	$27,700	$35,850	$—	$63,550
	2009	27,100	—	—	27,100
	2008	5,800	—	—	5,800

Daniel A. Levinson	2010	$21,200	$35,850	$—	$57,050
	2009	20,900	—	—	20,900
	2008	2,475	—	—	2,475

William F. Leimkuhler	2010	$28,000	$35,850	$—	$63,850
	2009	27,700	—	—	27,700
	2008	18,750	68,400	—	87,150

W.G. Champion Mitchell	2010	$21,200	$35,850	$—	$57,050
	2009	24,300	—	—	24,300
	2008	4,300	—	—	4,300

James W. Quinn	2010	$21,200	$35,850	$—	$57,050
	2009	21,200	—	—	21,200
	2008	5,200	—	—	5,200

(1)	Amounts represent the aggregate award date fair value.

(2)	Ambassador Crumpton was appointed to the Board of Directors in February 2008.

(3)	Ms. Flanders was appointed to the Board of Directors in April 2009.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
During the year ended January 31, 2010, Messrs. Quinn, Jordan and Leimkuhler served on the Compensation Committee. There are no compensation committee interlocks between the Company and other entities involving the Company’s executive officers and directors
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH NOMINATED DIRECTOR

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
The Audit Committee of our Board of Directors has selected Grant Thornton LLP (“Grant Thornton”) as the independent registered public accountants to perform the audit of our consolidated financial statements for our fiscal year ending January 31, 2011, and our stockholders are being asked to ratify the Audit Committee’s selection. Grant Thornton has served as our independent registered public accountants since May 2006. Representatives of the accounting firm are not expected to be present at the Annual Meeting.
Fees
The following table below presents estimated and billed fees for professional services rendered to us by Grant Thornton for work performed during and related to the fiscal years ended January 31, 2010, 2009 and 2008.

	2010	2009	2008
Audit Fees	$583,000	$657,000	$395,000
Audit-Related Fees	34,000	—	—
Tax Fees	19,000	5,000	52,000
All Other Fees	—	—	—

Total Fees	$636,000	$662,000	$447,000

Audit Fees. This category consists of fees billed for professional services rendered for audits of our annual consolidated financial statements, for reviews of quarterly condensed consolidated financial statements, for the audit of our system of internal control and other consultation related to compliance with Section 404 of the Sarbanes-Oxley Act, for the review of registration statements and other documents filed with the SEC and for other accounting consultation.
Audit-Related Fees. This category includes fees billed for services provided by Grant Thornton that are related to acquisitions that we pursued during the fiscal year ended January 31, 2010.
Tax Fees. This category consists of fees billed for professional services provided in the areas of tax compliance, tax advice and tax planning.
Audit Committee Pre-Approval Policies and Procedures
The Audit Committee of the Board of Directors has established a policy requiring the advance approval of any non-audit services to be performed by our independent registered public accountants or any other accounting or audit firm. Occasionally, the Audit Committee Chairman pre-approves certain non-audit related fees and the entire Audit Committee ratifies the Chairman’s pre-approval in a subsequent Audit Committee meeting in accordance with SEC requirements. For the fiscal year ended January 31, 2010, the Audit Committee followed these guidelines in approving all services rendered by accounting and audit firms.
THE BOARD RECOMMENDS A VOTE “FOR”
RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP

AUDIT COMMITTEE REPORT
The Audit Committee of the Board of Directors of the Company is composed of four independent directors. The Audit Committee adopted a written charter, a copy of which can be found on the Company website at www.arganinc.com. The Board of Directors has made a determination that the members of the Audit Committee satisfy the independence and other requirements of applicable NYSE Amex and SEC rules. The Board of Directors has also made the determination that at least one member of the Audit Committee is a “financial expert” as that term is defined in applicable SEC rules.
The responsibilities of the Audit Committee are set forth in the Charter of the Audit Committee, which was adopted by the Board of Directors of the Company in October 2003. The Audit Committee is responsible for, among other things, appointing, establishing the compensation for, supervising and, where appropriate, replacing the Company’s independent public accountants; considering the qualifications and independence of the Company’s independent accountants; approving all audit and non-audit services provided by the Company’s independent public accountants; and reviewing and discussing with Company management and the Company’s independent public accountants the Company’s financial statements. The Company’s independent public accountants are required to report directly to the Audit Committee. The Audit Committee also reviews the Company’s accounting policies, internal control procedures and systems and compliance activities and also reviews the Charter of the Audit Committee.
The following is a report on the Audit Committee’s activities relating to the fiscal year ended January 31, 2010.
Review of Audited Financial Statements
The Audit Committee reviewed and discussed the Company’s audited consolidated financial statements as of January 31, 2010 and for the year then ended with the management of the Company and with Grant Thornton LLP, the Company’s independent registered public accountants. The Audit Committee also reviewed and discussed the assessment and the audit of the Company’s system of internal control over financial reporting as of January 31, 2010 conducted by the Company’s management and by Grant Thornton LLP, respectively.
Review of Other Matters with the Independent Registered Public Accountants
The Audit Committee has also discussed with Grant Thornton LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee has received from Grant Thornton LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with Grant Thornton LLP matters relating to the firm’s independence from the Company.
Recommendation That Financial Statements Be Included in the Annual Report
Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements described above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2010 for filing with the Securities and Exchange Commission.
Submitted by the Audit Committee of the Board of Directors:
William F. Leimkuhler (Chairman, Audit Committee)
Henry A. Crumpton (Member, Audit Committee)
Cynthia A. Flanders (Member, Audit Committee)
DeSoto S. Jordan (Member, Audit Committee)

PRINCIPAL STOCKHOLDERS
The following table shows the amount of our Common Stock beneficially owned as of January 31, 2010, by (i) each director, (ii) each executive officer named in the Summary Compensation Table below, (iii) all directors and executive officers as a group, and (iv) each person who, to our knowledge, owns beneficially more than five percent (5%) of our Common Stock. Unless otherwise indicated, beneficial ownership is direct and the person indicated has sole voting and investment power. As of January 31, 2010, we had 13,582,494 outstanding shares of Common Stock. Unless otherwise noted in the footnotes below, the address for each of the individuals listed in the table below is c/o Argan, Inc., One Church Street, Suite 201, Rockville, Maryland 20850.

	Shares	Beneficial
	Beneficially	Ownership
Name and Address	Owned (1)	Percentage (1)
MSR Advisors, Inc. (2)	1,366,270	10.03%
Daniel A. Levinson (3)	1,384,270	10.15%
William F. Griffin, Jr. (4)	1,256,839	9.25%
Joel M. Canino (5)	485,689	3.58%
Rainer H. Bosselmann (6)	420,660	3.06%
Arthur F. Trudel (7)	139,124	1.01%
James W. Quinn (8)	94,570	*
DeSoto S. Jordan	—	—
W.G. Champion Mitchell (9)	15,000	*
William F. Leimkuhler (9)	15,000	*
Henry A. Crumpton (9)	15,000	*
Cynthia A. Flanders	—	—
Officers and Directors as a Group (11 Persons) (10)	3,340,463	24.14%
Brown Advisory Holdings Incorporated (11)	3,439,571	25.32%
Richard L. Scott (12)	1,750,000	12.88%
Ashford Capital Management, Inc. (13)	1,125,350	8.29%

*	Less than 1%.

(1)
Applicable percentage of ownership is based on 13,582,494 shares of Common Stock outstanding as of January 31, 2010, together with applicable options and warrants for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options and warrants that are currently exercisable or exercisable within 60 days of January 31, 2010 are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)
Based upon a Schedule 13D/A filed with the Commission by MSR Advisors, Inc. and certain affiliates on January 4, 2007. The filing reports 1,320,270 shares of Common Stock and warrants to purchase 50,000 shares of Common Stock beneficially owned (warrants to purchase 4,000 shares were subsequently exercised) in the aggregate by MSR Advisors, Inc., a Connecticut corporation (“MSRA”); MSR I SBIC Partners, LLC, a Connecticut limited liability company (“MSRI Partners”); MSR I SBIC, L.P., a Delaware limited partnership (“MSRI LP”); MSR Fund II L.P., a Delaware limited partnership (“MSRII LP”); and MSR Fund II GP, LLC, a Delaware limited liability company (“MSRII GP”). Of such shares, MSRA has sole voting and dispositive power with respect to the 46,000 shares subject to the warrants and shared voting and dispositive power with respect to 1,320,270 shares; MSRI LP has sole voting and dispositive power with respect to 879,730 shares; MSRI Partners has shared voting and dispositive power with respect to 879,730 shares; MSRII LP has sole voting and dispositive power with respect to 440,540 shares; and MSRII GP has shared voting and dispositive power with respect to 440,540 shares. MSRA is the manager of MSRI Partners and MSRII GP, and investment advisor to MSRI LP and MSRII LP. The business address of MSRA, MSRI Partners, MSRI LP, MSRII LP, and MSRII GP is 120 Post Road West, Suite 101, Westport, Connecticut 06880. Each of MSRA, MSRI Partners, MSRI LP, MSRII LP, and MSRII GP (each an “MSRA Person”) disclaims beneficial ownership of all shares and warrants of the Company beneficially owned by the other MSRA Persons, except to the extent such person has sole voting and dispositive power with respect to such securities.

(3)
Includes options to purchase 15,000 shares of Common Stock held by Mr. Levinson, all of which are fully vested. Includes 1,320,270 shares and warrants to purchase 46,000 shares beneficially owned (in the aggregate) by the MSRA Persons. Includes 3,000 shares owned directly by Tri-Lev LLC, a Connecticut limited liability company (“Tri-Lev”). Mr. Levinson, a Director of the Company, is the President and sole shareholder of MSRA, and is the Managing Member of MSRI Partners, MSRII GP and Tri-Lev. MSRI Partners and MSRII GP are the General Partners of MSRI LP and MSRII LP, respectively. The business address of Mr. Levinson and Tri-Lev is 120 Post Road West, Suite 101, Westport, Connecticut 06880. Mr. Levinson disclaims beneficial ownership of all shares and warrants of the Company beneficially owned by the MSRA Persons.

(4)
Includes 750,000 shares and 21,150 shares owned by the William F. Griffin, Jr. GRAT (dated 11/16/09) and the William F. Griffin, Jr. Revocable Trust, respectively, for which Mr. Griffin is a trustee. Also includes 485,689 shares owned by the Joel M. Canino Revocable Trust and deemed to be beneficially owned by Mr. Griffin who is a co-trustee. Excludes 130,000 shares and 107,052 shares owned by the Peach Pit Foundation and the Griffin Family Trust, respectively, for which Mr. Griffin’s wife is the trustee and for which Mr. Griffin disclaims beneficial ownership.

(5)	Represents shares owned by the Joel M. Canino Revocable Trust. Mr. Canino, former vice chairman of Gemma, passed away in March 2009.

(6)
Includes 238,710 shares owned by Mr. Bosselmann, 23,850 shares owned by Mr. Bosselmann’s wife (of which Mr. Bosselmann disclaims beneficial ownership), and options to purchase 98,100 shares of Common Stock and warrants to purchase 60,000 shares of Common Stock, all of which are held by Mr. Bosselmann and are fully vested.

(7)	Includes 10,000 shares of Common Stock owned by Mr. Trudel and options to purchase 69,124 shares of Common Stock and warrants to purchase 60,000 shares held by Mr. Trudel, all which are fully vested.

(8)
Includes options to purchase 15,000 shares of Common Stock held by Mr. Quinn, all of which are fully vested. Does not include 531,183 shares of Common Stock held by Allen & Company LLC and affiliates. Mr. Quinn disclaims beneficial ownership of the shares held by Allen & Company LLC and affiliates.

(9)	In each case, includes options to purchase 15,000 shares of Common Stock, all of which are fully vested.

(10)
Includes options to purchase 98,100 shares of Common Stock and warrants to purchase 60,000 shares of Common Stock held by Mr. Bosselmann, options to purchase 69,124 shares of Common Stock and warrants to purchase 60,000 shares of Common Stock held by Mr. Trudel, warrants to purchase 46,000 shares of Common Stock held by MSRA (of which Mr. Levinson is President), and options to purchase 75,000 shares of Common Stock held by certain Directors of the Company.

(11)
Based upon a Schedule 13G/A filed with the Commission by Brown Advisory Holdings Incorporated (“BAHI”) as of December 31, 2009. The filing reports 3,439,571 shares of Common Stock beneficially owned by BAHI, a Maryland corporation, with shared dispositive power. BAHI has no voting power with respect to the shares. The address for BAHI is 901 South Bond Street, Suite 400, Baltimore, Maryland 21231.

(12)
Based upon a Schedule 13D/A filed with the Commission by Mr. Scott on October 29, 2008. The address for Mr. Scott is c/o Jeffrey S. Buschman, Esq., Boult Cummings Connors & Berry, PLC, 1600 Division Street, Suite 700, Nashville, Tennessee 37203.

(13)
Based upon a Schedule 13G filed with the Commission by Ashford Capital Management, Inc. (“Ashford”) on February 12, 2010. The filing reports 1,125,350 shares of Common Stock beneficially owned by Ashford, a Delaware corporation. Ashford has sole voting and dispositive powers with respect to the shares. The address for Ashford is P.O. Box 4172, Wilmington, Delaware 19807.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Our executive compensation philosophy is to compensate our senior executive officers competitively with a mix of base salary, annual cash bonus and equity incentives designed to attract and retain highly qualified executives and motivate them to produce strong financial performance for the benefit of the Company and our stockholders.
The Compensation Committee strives to maintain an appropriate balance between base salary, annual cash bonus opportunity and stock option awards to compensate named executive officers fairly while also providing them with appropriate incentives for achieving both annual and longer-term objectives. Providing competitive base salaries is an essential foundation for compensating our executives, managers and other employees. However, the Compensation Committee believes that performance-based awards should comprise a substantial portion of executive compensation in order to motivate named executive officers to achieve specific Company goals and to link pay to the achievement of those goals. The Compensation Committee also believes that it is appropriate to tie a significant portion of executive compensation to the value of the Company’s stock in order to closely align the interests of named executives with the interests of our stockholders. The Committee believes that executives should have a meaningful ownership interest in the Company.
The Compensation Committee reviews the Company’s compensation philosophy and objectives each year to determine if revisions are necessary in light of market conditions, the Company’s strategic goals or other relevant factors. Based on this review, the Compensation Committee believes that our executive compensation programs are designed to appropriately align compensation with our business strategy and not to encourage behaviors that could create material adverse risks to our business. The amounts of salary and any bonus and the number of shares included in any stock option award for the Chief Executive Officer (the “CEO”) and the Chief Financial Officer (the “CFO”) are not determined pursuant to formal plans or established formulas. The Board of Directors prefers to have the discretion to adjust the amounts and numbers of shares in light of the most recent performance of the Company without contractual obligations committing the Company to specific amounts. Typically, the Compensation Committee makes a compensation recommendation for the CEO and CFO to the Board of Directors shortly after the end of each fiscal year. The recommendations address the amounts of annual cash bonus payable, if any, to the two officers based on the Compensation Committee’s assessment of the financial performance of the Company for the year just ended, the annual salary amounts for the upcoming year, and the award of stock options, if any.
The amounts of compensation for the year ended January 31, 2010 for Rainer H. Bosselmann, our CEO, and Arthur F. Trudel, our CFO, are presented below. Both individuals are included in the group of senior executives designated as our Named Executive Officers. The total compensation amounts for the CEO and CFO for fiscal 2010 were less than fiscal 2009 total amounts due to lower annual bonus amounts awarded for current year performance and a reduced number of shares included in the annual award of stock options. In order to assess Company performance, the Compensation Committee members are usually influenced by profitability measures such as net income and earnings before interest, taxes, depreciation and amortization (EBITDA).
While net income and the achievement of other corporate measures remained strong for the current fiscal year despite the challenging global economic conditions, the Company was less profitable in the current year compared with last year. As a result, the annual cash bonus amounts were reduced and salaries were not increased.
As stated above, options to purchase shares of Common Stock are typically awarded to the CEO and CFO subsequent to each fiscal year end. As the stock options usually vest on the one-year anniversary of the date of award, the compensation related to the stock option awards is recorded ratably over the one-year period subsequent to the award date. For both the CEO and the CFO, the amount of stock compensation included in total compensation was lower for fiscal 2010 than for fiscal 2009 as the stock options awarded to each executive in February 2009 (25,000 shares for each executive) covered fewer shares than the stock options awarded in February 2008 (40,000 shares for each executive). Reflecting the reduced profitability of the Company in fiscal 2010, the stock options awarded to the CEO and CFO subsequent to January 31, 2010 covered 10,000 shares for each executive.

The total compensation for William F. Griffin, Jr., a former owner and current chief executive officer of Gemma Power Systems (our “Gemma CEO”) for the year ended January 31, 2010 is presented below as he also is designated as a Named Executive Officer. Due to reductions in base salary and annual cash bonus, Mr. Griffin’s total compensation for fiscal 2010 was lower than the amount for the prior year. As described more fully below, Mr. Griffin has an employment agreement with the Company that was executed in December 2006 in connection with the Company’s acquisition of Gemma Power Systems and its affiliates (“Gemma”). The Company believes that it is in its best interests to retain the services of Mr. Griffin due to the strong performance of Gemma under his leadership. Accordingly, the employment agreement was amended in March 2009, extending the term of employment to June 2012. However, effective in June 2009, the annual base salary was reduced to $200,000 (the same annual salary amount paid to the Company’s CEO and CFO). The basis for annual cash bonus was revised as well. For the prior year, the annual bonus amount was based on a formula included in the employment contract amendment effective at the time with Mr. Griffin entitled to a bonus of $500,000 with Gemma’s achievement of annual adjusted EBITDA in the amount of $20 million. The earned bonus amount increased to $1 million with adjusted EBITDA performance in excess of $25 million. The amendment to the employment agreement executed in March 2009 retained the adjusted EBITDA hurdle amounts, but the amounts of annual bonus payable upon Gemma’s achievement of the adjusted EBITDA targets are to be determined at the discretion of the Board of Directors. The amendment also allows the Board of Directors the discretion to award additional bonus amounts for special or extraordinary achievements. Reflecting the strong, but reduced, profit performance of Gemma for the year ended January 31, 2010, the Board of Directors agreed that, even though the adjusted EBITDA of Gemma did not exceed the $20 million hurdle amount, Mr. Griffin earned a cash bonus in the amount of $800,000 as he assumed the sole leadership of Gemma after the passing of Mr. Canino. The current year bonus amount was lower than the amount awarded for the previous year. The reduction in the base salary and the lower bonus amount decreased Mr. Griffin’s total compensation for the current year by approximately 30% compared with the total compensation amount for the prior year. As Mr. Griffin remains a principal stockholder of the Company, the Compensation Committee believes that, to date, the annual award of stock options has not been necessary in order to assure that Mr. Griffin’s interests are aligned with those of the other stockholders.
Mr. Joel Canino, a former owner of Gemma, was also a vice chairman of Gemma at the time of his death in March 2010. He is considered one of our Named Executive Officers for the three years in the period ended January 31, 2010.
Summary Compensation Table
The following table sets forth the total amount of compensation paid to or earned by the “Named Executive Officers” for services in all capacities for the fiscal years ended January 31, 2010, 2009 and 2008. The Company’s Named Executive Officers included the Company’s CEO and CFO, and the vice chairmen of Gemma.

				Stock
Name and Principal	Fiscal	Salary	Bonus	Option	All Other	Total
Position	Year	Earned	Earned	Awards(1)	Compensation(2)	Compensation

Rainer H. Bosselmann	2010	$200,000	$125,000	$176,250	$1,250	$502,500
Chief Executive Officer	2009	200,000	175,000	259,200	1,200	635,400
	2008	200,000	175,000	—	1,200	376,200

Arthur F. Trudel	2010	$200,000	$100,000	$176,250	$1,920	$478,170
Senior Vice President,	2009	200,000	150,000	259,200	1,920	611,120
Chief Financial Officer	2008	200,000	150,000	—	1,600	351,600
and Corporate Secretary

William F. Griffin, Jr.	2010	$365,000	$800,000	$—	$13,150	$1,178,150
Vice Chairman and Chief	2009	680,000	1,000,000	—	—	1,680,000
Executive Officer,	2008	680,000	500,000	—	—	1,180,000
Gemma Power Systems

Joel M. Canino	2010	$159,025	$—	$—	$—	$159,025
Vice Chairman, Gemma	2009	560,000	1,000,000	—	—	1,560,000
Power Systems	2008	560,000	500,000	—	—	1,060,000

(1)	Amounts represent the aggregate award date fair value computed in accordance with the current guidance provided by generally accepted accounting principles in the United States.

(2)	Amounts represent matching contributions made pursuant to the Company’s 401(k) plan for Messrs. Bosselmann and Trudel, and car allowance payments for Mr. Griffin.

Executive Officers Who Are Not Directors
Mr. Trudel, age 60, has been Secretary of the Company since April 2006, Senior Vice President and Chief Financial Officer of the Company since May 2003 and a corporate officer of the Company since January 2003. From 1997 to 2002, Mr. Trudel served as Chief Financial Officer of Arguss Communications, Inc. From 1988 to 1997, Mr. Trudel was Senior Vice President and Chief Financial Officer of JHM Capital Corporation.
Mr. Griffin, age 55, has been Vice Chairman of Gemma Power Systems (“Gemma,” wholly-owned by Argan, Inc.) since November 1, 2007 and Chief Executive Officer of Gemma since September 3, 2008. From September 3, 2008 to January 2, 2009, he was also President of Gemma. From December 6, 2006 to November 1, 2007, he was Chief Executive Officer of Gemma. From March 1997 to December 2006, he was a fifty (50) percent owner and a senior executive officer of Gemma.
Mr. Canino was Vice Chairman of Gemma from December 2006 until his death in March 2009. He was 69 years old. From March 1997 to December 2006, he was a fifty (50) percent owner and a senior executive officer of Gemma.
Summary of Employment Arrangements
Rainer H. Bosselmann and Arthur F. Trudel. On January 3, 2005, the Company entered into substantially similar employment agreements with (i) Rainer H. Bosselmann as its Chief Executive Officer, and (ii) Arthur F. Trudel as its Senior Vice President, Chief Financial Officer and Corporate Secretary (each, an “Executive”). Pursuant to the employment agreements, the Company agreed to employ each Executive for an initial term of one year, which term automatically renews for successive one year periods unless the Company or the Executive provides at least 90 days prior written notice of its or his election not to renew. Currently, the employment term anniversary date is January 3 for both Mr. Bosselmann and Mr. Trudel. The agreements provide for each Executive to receive during the employment period an annual base salary of $150,000, subject to increase (but may not be reduced) from time to time in such amounts as the Company, in its reasonable discretion, deems to be appropriate, and an annual bonus in the discretion of the Board of Directors of the Company, subject to the satisfaction of reasonable performance criteria established for the Executive with respect to such year. During the fiscal year ended January 31, 2007, the annual base salary for each Executive was increased to $200,000. The agreements further provide that each Executive may participate in any stock option, incentive and similar plans established by the Company and shall be granted stock options and other benefits similar to options and benefits granted to other executives, subject in all cases to the satisfaction by the Executive of the terms and conditions of such plans and to the reasonable exercise by the Board of any discretion granted to it or them thereunder.
In addition, under the employment agreements, in the event that an Executive’s employment is terminated for any of the reasons specified below or there occurs a “change in control,” the Executive will receive as severance pay in a single lump sum payment, an amount equal to twenty-four (24) months of his base salary within thirty (30) days after the Executive’s termination of employment or change of control, as the case may be, based on twelve (12) times the Executive’s final full month salary at the date the Executive’s employment ceases or at the date of the change in control, as the case may be, without reduction or offset for any other monies which the Executive may thereafter earn or be paid. The reasons which cause severance pay to be paid to an Executive include:
(i)
termination by the Executive because of a material diminution of the Executive’s duties, authority or responsibility, or a material impairment by action of the Company of his ability to perform his duties and responsibilities, regardless of whether such diminution is accompanied by a change in the Executive’s title with the Company;

(ii)
termination by the Executive because of a material breach by the Company of any provision of the employment agreement, which breach continues for a period of thirty (30) days after written notice of such breach is given by the Executive to the Company; and

(iii)	termination by the Company at any time without cause, including notice of non-renewal of the employment agreement.

Each Executive shall also be entitled for a period of twenty-four (24) months from the termination of his employment or a change in control, as the case may be, to the continuation of all benefits provided to the Executive, excluding sick and vacation time, subject to any applicable employee co-payments. If an Executive’s employment is terminated by the Company by reason of the Executive’s death, disability or “for cause” or voluntarily by the Executive for any reason other than as set forth in the preceding paragraph, the Company will not be obligated to make any payments to the Executive by reason of his cessation of employment other than such amounts, if any, of his base salary that have accrued and remain unpaid and such other amounts which may then otherwise be payable to the Executive from the Company’s benefit plans or reimbursement policies, if any.
Joel M. Canino and William F. Griffin, Jr. The Company entered into substantially similar employment agreements with Messrs Canino and Griffin (the “Gemma Executives”) in December 2006. As amended in February 2008, the agreements provided for Messrs. Canino and Griffin to receive during the employment periods annual base salaries of $560,000 and $680,000, respectively. The agreements, as amended, extended the employment terms to June 7, 2009 and required the payment of a bonus to each Gemma Executive related to the fiscal year ended January 31, 2008 in the amount of $500,000. Pursuant to the amended agreements, each Gemma Executive also earned bonuses of $1 million for the fiscal year ended January 2009 as the Adjusted EBITDA of GPS (as defined in each original employment agreement) exceeded the required target of $25 million. Pursuant to amendments to the agreements executed on March 5, 2009, the Gemma Executives agreed to extend their employment terms until June 7, 2012. However, Mr. Canino passed away on March 13, 2009.
Under the agreement as amended in March 2009 and beginning in June 2009, the annual salary of Mr. Griffin was established at $200,000. For each of the fiscal years ending during the three-year extension period, he will be eligible for an annual bonus with bonus amounts determined by the Board of Directors if the annual Adjusted EBITDA of GPS exceeds $20 million. Mr. Griffin shall also be eligible for additional bonus compensation for such special or extraordinary circumstances or occurrences as determined by the Board of Directors. Mr. Griffin has the option to extend the employment term for an additional period of three years to June 7, 2015 by providing written notice at least three months prior to June 7, 2012. Subsequent to June 7, 2015, the employment term will automatically renew for successive one-year periods unless the Company or Mr. Griffin provides at least three months prior written notice of its or his election not to renew.
Under the employment agreement, as amended, in the event that Mr. Griffin’s employment is terminated by the Company for its convenience, or by Mr. Griffin for Good Reason (as defined in the employment agreement), he shall be entitled to continue to receive his salary for the remainder of the current employment term. He shall also be entitled to the continuation of all benefits being provided to him, excluding sick and vacation time, subject to any applicable employee co-payments for the period from the termination of his employment to the end of the current employment term.
If Mr. Griffin’s employment is terminated by reason of death, disability or “for cause” or voluntarily by him for any reason other than as set forth in the paragraph above, the Company is not obligated to make any payments to him by reason of his cessation of employment other than such amounts, if any, of his base salary that have accrued and remain unpaid and such other amounts which may then otherwise be payable to him from the Company’s benefit plans or reimbursement policies, if any.
The original employment agreements required the Company to maintain key-man insurance policies on the life of each Gemma Executive in an amount not less than $5 million with Argan, Inc. named as the sole beneficiary. Pursuant to the amendment to the employment agreement dated March 5, 2009, the Company agreed to transfer ownership of the key-man insurance policy on the life of Mr. Canino to him.

Grants of Plan-Based Awards
There were no plan-based awards made to Named Executive Officers (identified in the Summary Compensation table above) during the fiscal year ended January 31, 2010.
Outstanding Equity Awards Table
The following table sets forth certain information concerning exercisable and unexercisable warrants and options to purchase shares of Common Stock that were held by our Named Executive Officers (identified in the Summary Compensation table above) as of January 31, 2010. There are no outstanding Common Stock awards for either Mr. Griffin or Mr. Canino.

	Number of Securities
	Underlying Unexercised
	Warrants and Options		Exercise	Expiration
Name	Exercisable	Unexercisable(1)	Price/Share	Date

Rainer H. Bosselmann	60,000	—	$7.75	12/31/2012
	33,100	—	2.65	6/21/2016
	40,000	—	11.70	2/6/2018
	—	25,000	12.21	2/25/2019

Arthur F. Trudel	60,000	—	$7.75	12/31/2012
	4,124	—	2.15	4/20/2016
	40,000	—	11.70	2/6/2018
	—	25,000	12.21	2/25/2019

(1)	The options to purchase 25,000 shares of Common Stock each became exercisable on February 25, 2010.
Exercises of Stock Options
The following table sets forth certain information relating to all exercises of options to purchase shares of Common Stock by Named Executive Officers (identified in the Summary Compensation table above) during the fiscal year ended January 31, 2010. Each transaction presented in the table below represents the exercise of nonqualified stock options awarded under the Company’s 2001 Stock Option Plan.

	Number of
	Shares	Value
	Acquired on	Realized on
Name	Exercise	Exercise(1)

Rainer H. Bosselmann	16,900	$207,025

Arthur F. Trudel	45,876	$596,364

(1)
The amount realized upon exercise represents the difference between the aggregate market value of the acquired shares based on the closing price for the Common Stock on the date(s) of exercise as reported by NYSE Amex and the aggregate price paid for the acquired shares.

Code of Ethics
The Company has established a Code of Ethics for Senior Officers that applies to the Company’s CEO and CFO. The Code of Ethics embodies the Company’s commitment to the highest standards of ethical and professional conduct and imposes a higher standard of honesty and integrity than the Company’s Code of Conduct that applies to, and is acknowledged in writing by, all of the Company’s employees. The Board of Directors, or the Audit Committee, shall determine, or designate appropriate persons to determine, remedial actions to be taken in the event of a violation of the Code of Ethics and has full and discretionary authority to approve any amendment to or waiver from this Code of Ethics for senior officers. Any such amendment or waiver will be promptly disclosed as required by applicable law or regulation.

COMPENSATION COMMITTEE REPORT
Management of the Company has prepared the Compensation Discussion and Analysis as required by Item 402(b) of Regulation S-K, and the Compensation Committee has reviewed and discussed it with management. Based on this review and discussion, the Compensation Committee recommended that the Compensation Discussion and Analysis be included in the proxy statement for the Company’s 2010 Annual Meeting of Stockholders.
Submitted by the Compensation Committee of the Board of Directors:
DeSoto S. Jordan (Chairman, Compensation Committee)
William F. Leimkuhler (Member, Compensation Committee)
James W. Quinn (Member, Compensation Committee)
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
In July 2008, the Company completed a private placement sale of 2.2 million shares of Common Stock to investors at a price of $12.00 per share that provided net proceeds of approximately $25 million. Allen & Company LLC (“Allen”), a firm considered to be a related party, served as placement agent for the stock offering and was paid a fee of approximately $1.3 million for its services by the Company. James W. Quinn, a Director of the Company, is a managing director of Allen. The Board of Directors approved the private placement transaction, based on proposed terms substantially similar to those included in the final transaction, prior to consummation. Mr. Quinn recused himself from the discussion of and vote on the retention of Allen as placement agent.
Bank of America (the “Bank”) has made loans to the Company. Cynthia A. Flanders, appointed to the Board of Directors in April 2009, held a succession of management positions with the Bank. The Company believes that the loans were made in the ordinary course of the Bank’s business, that they were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Bank, and that they did not involve more than the normal risk of collectibility for the Bank or present it with other unfavorable features.
COMPLIANCE UNDER SECTION 16(a)
OF THE SECURITIES EXCHANGE ACT OF 1934
Section 16(a) of the Securities Exchange Act of 1934 and related regulations require the Company’s directors, certain officers, and any persons holding more than 10% of the Company’s Common Stock (“Reporting Persons”) to report their initial ownership of the Company’s Common Stock and any subsequent changes in that ownership to the SEC. Specific due dates have been established, and the Company is required to disclose any failure to file by these dates during the fiscal year ended January 31, 2010 in this proxy statement.
In making this disclosure, the Company has relied solely on its review of copies of Section 16(a) reports filed with the SEC and representations received by the Company from Reporting Persons, without conducting any independent investigations of its own.
The Company believes that each of the Reporting Persons timely filed Forms 3, 4 and 5 with the Securities and Exchange Commission during the fiscal year ended January 31, 2010, except that Ms. Flanders and Mr. Jordan were each late in filing one report.

STOCKHOLDER NOMINATIONS AND PROPOSALS; DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS FOR THE 2011 ANNUAL STOCKHOLDERS MEETING
Our Certificate of Incorporation provides that, for stockholder nominations to the Board of Directors or other proposals to be considered at an annual meeting, the stockholder must have given timely notice thereof in writing to the Corporate Secretary of the Company. To be timely for the 2011 Annual Meeting, a stockholder’s notice must be delivered to or mailed and received by the Corporate Secretary of the Company at the principal executive offices of the Company by January 7, 2011. A stockholder’s notice to the Corporate Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting the information required by Article Thirteen and Fourteen of our Certificate of Incorporation.
Stockholders are entitled to present proposals for consideration at forthcoming stockholder meetings provided that they comply with the proxy rules promulgated by the Securities and Exchange Commission and our bylaws and Certificate of Incorporation. Stockholders wishing to present a proposal at our 2011 Annual Meeting of Stockholders must submit such proposal not less than 70 days prior to the next scheduled annual meeting or if less than 70 days prior notice of the next meeting is provided to our stockholders, within 10 days of the announcement of the next annual meeting.
STOCKHOLDER COMMUNICATIONS WITH DIRECTORS
Stockholders may communicate with the Board of Directors, or any of the Company’s individual directors, by sending their communications to the Board of Directors, or to any individual director, at the following address:
Board of Directors of Argan, Inc.
c/o Corporate Secretary
One Church Street, Suite 201
Rockville, Maryland 20850
All stockholder communications received by the Company’s Corporate Secretary will be delivered to one or more members of the Board of Directors, or, in the case of communications sent to an individual director, to such director.
OTHER BUSINESS
We know of no other matters to be submitted to the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as the Board of Directors may recommend.

Argan, Inc.
VOTE BY INTERNET OR TELEPHONE
QUICK * * * EASY * * * IMMEDIATE
As a stockholder of Argan, Inc., you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Time, on June 22, 2010.

Vote Your Proxy on the Internet: Go to www.continentalstock.com Have your proxy card available when you access the above website. Follow the prompts to vote your shares.	OR	Vote Your Proxy by Phone: Call 1 (866) 894-0537 Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.	OR	Vote Your Proxy by Mail: Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE
VOTING ELECTRONICALLY OR BY PHONE
▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

PROXY THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2.	Please mark your votes like this	☒

1.
The election of eight directors to our Board of Directors, each to serve until our 2011 Annual Meeting of Stockholders and until his/her successor has been elected and qualified or until his/her earlier resignation, death or removal.
			FOR ALL Nominees listed to the left	WITHHOLD AUTHORITY to vote (except as marked to the contrary for all nominees listed to the left) ☐

	(01) Rainer H. Bosselmann (02) Henry A. Crumpton (03) Cynthia A. Flanders (04) DeSoto S. Jordan	(05) William F. Leimkuhler (06) Daniel A. Levinson (07) W.G. Champion Mitchell (08) James W. Quinn	☐

(Instruction: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list above)

		FOR	AGAINST	ABSTAIN

2.	The ratification of the appointment of Grant Thornton LLP as our independent registered public accountants for the fiscal year ending January 31, 2011.	☐	☐	☐

3.	To transact any other business that may properly come before the 2010 Annual Meeting of Stockholders or any adjournment or postponement of the meeting.

If a proxy is properly executed and returned to the Company via either the Internet, telephone or mail in time for the Annual Meeting and is not revoked prior to the time it is exercised, the shares represented by the proxy will be voted in accordance with the directions specified therein for the matters listed on the proxy card. Unless the proxy specifies that it is to be voted against or is an abstention on a listed matter, proxies will be voted “FOR” each of the two proposals set forth above and otherwise in the discretion of the proxy holders as to any other matter that may come before the Annual Meeting.

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature	Signature	Date	, 2010.

Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

Important Notice Regarding the Availability of Proxy Materials for
the Annual Meeting of Stockholders to Be Held June 23, 2010.
The Proxy Statement and the 2010 Annual Report to Stockholders are
available at http://www.cstproxy.com/arganinc/2010
▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼
PROXY
Argan, Inc.
One Church Street, Suite 201
Rockville, Maryland 20850

May 10, 2010
The accompanying proxy is solicited on behalf of the Board of Directors of Argan, Inc., a Delaware corporation (referred to herein as “Argan” or the “Company”), for use at the 2010 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on June 23, 2010, at 11:00 a.m., local time, at the offices of Allen & Company LLC located at 711 Fifth Avenue, 9th Floor, New York, New York 10022. The Proxy Statement and this accompanying proxy card are being mailed starting on or about May 10, 2010 to stockholders of record on April 27, 2010. Our Annual Report on Form 10-K for the fiscal year ended January 31, 2010 is enclosed with the Proxy Statement.
At the Annual Meeting, stockholders will be asked to consider and vote upon two proposals: (1) the election of eight directors to serve until the 2011 Annual Meeting of Stockholders (the “Election of Directors”) and (2) the ratification of the appointment of the Company’s independent registered public accountants (the “Ratification of Accountants”).
(Continued, and to be marked, dated and signed, on the other side)